Exhibit 4.6

ESCROW AGREEMENT

THIS AGREEMENT is dated the 3rd day of September 2021

AMONG:

BYND CANNASOFT ENTERPRISES INC. (the “Company”),

- and -

LATIN ADVISORS LTD (“LA”),

- and -

AGROINVESTMENT S.A. (the “Investor”).

WHEREAS:

A.	The Company and the Investor are entering into a PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT which is being delivered concurrently with this Agreement (the “SUB AGREEMENT”).

B.	Immediately after completion of the closing by its definition on the SUB AGREEMENT, the company shall deliver to LA, in favor of the Investor:

(i)	2,403,846 BYND Shares (the “BYND Issued Shares”); and

(ii)	400,000 non-transferable share purchase warrants, (the “BYND Warrants”, and together with the BYND Issued Shares, the “BYND Securities”);

and the Investor shall deposit, in favor of the Company, the full Subscription Amount by its definition on the SUB AGREEMENT (the “Funds”).

NOW THEREFORE the parties agree as follows:

1.	Funds. LA acknowledges that the Funds, upon their receipt by LA from the Investor, will be deposited into an escrow account (the “Escrow Account”) in the name of the Escrow Agent on behalf of the parties of this agreement in Pershing LLC for the benefit of the Company and the Investor. The Company and the Investor each acknowledge and agree that the Funds will not earn interest or other yield.

2.	BYND Securities. LA acknowledges that the Securities, upon their receipt by LA from the Company, will be deposited into an escrow account (the “Escrow Account”) in the name of the Escrow Agent on behalf of the parties of this agreement in Pershing LLC for the benefit of the Company and the Investor.

3.	Escrow Release:

The BYND Securities and Funds, the Parties hereby agree that should be released as follows:

(a)	provided that the Escrow Release Condition is satisfied on or prior to the Escrow Release Condition Date (such date being referred to as the “Escrow Release Condition Satisfaction Date”), the Escrow Agent: (i) shall immediately release the BYND Securities to the Investor, and, (ii), shall release the Funds to BYND (the “Escrow Release Date”); and

(b)	in the event that the Escrow Release Condition shall not be satisfied on or before the Escrow Release Condition Date, then the Escrow Agent shall release the BYND Issued Shares to BYND for cancellation and shall release the Funds to the Investor immediately.

(c)	“Escrow Release Condition” means: (i) BYND’s filing of a Form 20F registration statement with the United States Securities and Exchange Commission, respecting the BYND Issued Shares and (ii) the effective approval from Nasdaq for listing of the BYND Shares parallel to Nasdaq confirmation;

(d)	“Escrow Release Condition Date” means April 30th, 2022, or such other date as the parties hereto shall mutually agree in writing.

3. No Agency. The Company and the Investor each acknowledge that LA is acting solely at their request and for their convenience and that LA is not and shall not be deemed to be, the agent of the Company, or the Investor in respect of the Funds. LA shall not be liable to any one or more among the Company, or the Investor for any matter beyond its control or for any error in judgment or for any act or omission on its part in respect of the Funds herein referred to unless such error in judgment, act or omission is made, taken or suffered by LA in bad faith or involves gross negligence on the part of LA.

4. Indemnity. BYND shall be responsible for LA fees in connection with the preparation of this Agreement and the performance of LA’s obligations hereunder. The Company and the Investor hereby agree to indemnify and hold LA harmless from and against all costs, claims (including those from third parties) and expenses, including solicitor’s fees and disbursements incurred in connection with or arising from the performance of LA’s duties or rights hereunder, provided that this indemnity shall not extend to actions or omissions taken or suffered by LA in bad faith or involving gross negligence on the part of LA.

5. Limitation on Duties. It is understood and agreed that LA’s only duties and obligations in respect of the Funds are as expressly set out in this Agreement. LA shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered, or omitted to be taken by it if LA acts in accordance with the advice of such counsel. LA shall be protected if it acts upon any written or oral communication, notice, certificate or other instrument or document believed by LA to be genuine and to be properly given or executed without the necessity of verifying the truth or accuracy of the same or the authority of the person giving or executing the same.

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In the event of any dispute between the parties hereto, LA may (at its option) transmit the Funds (or any lessor portion which remain in trust) to a court of competent jurisdiction and upon doing so LA shall be relieved of all further obligations under this Agreement.

6. Discharge from Duties. Upon disposing of the Funds in accordance with the provisions of this Agreement by either one or more Release Notice(s) or a Refund Notice (as the case may be), LA shall be relieved and discharged from all claims and liabilities in respect of the Funds and LA shall not be subject to any claims made by or on behalf of any party hereto with respect to its holding and disposition of the Funds.

7. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

8. Modification. This Agreement may only be modified or amended by an agreement in writing signed by all of the parties hereto.

9. Time. Time shall be of the essence of this Agreement.

10. Successors and Assigns. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will constitute an original, and all of which together will constitute one instrument. Delivery of an executed copy of this Agreement by email transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

12. Terms and Definitions. Capitalized terms not otherwise defined herein, shall have the meaning given to them in the SUB AGREEMENT.

13. Loan option. The parties agreed that the Investor will have the option to receive a loan from BYND, for an amount equal to the amount of the Funds for a period of time of no longer than 10 days from the day that BYND can prove the Investor that the application for the listing of BYND Issued Shares on NASDAQ has been filled.

In any case that the Investor will request to exercise his option, BYND will instruct the Escrow Agent to deliver the Funds to the Investor and the parties may hereto mutually agree in writing the appropriate amendments to this Escrow Agreement.

At any case that the funds will not be returned to the Escrow Account within 10 days of the Filling Date, the parties instruct the Escrow Agent to release the BYND securities back to BYND for cancelling.

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IN WITNESS WHEREOF, the parties have executed this agreement with effect as of the date set forth above.

BYND CANNASOFT ENTERPRISES INC

per:	/s/ Yftah Ben Yaackov
Yftah Ben Yaackov, CEO

LATIN ADVISORS LTD.

per:	/s/ Matias Sagaseta

AGROINVESTMENT S.A.

per:	/s/ EDUARDO SERGIO ELSZTAIN

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